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EXHIBIT 2.15

SHARE TRANSFER AGREEMENT

relating to

BILLETTSERVICE AS

6.	REPETITION OF REPRESENTATIONS AND WARRANTIES		24
7.	COVENANTS AND AGREEMENTS		24
	7.01.	Restrictive Covenant	24
	7.02.	Change of Control Contracts	26
	7.03.	Expenses	26
	7.04.	Further Assurance	26
	7.05.	Seller Releases	26
	7.06.	Access	27
	7.07.	No Solicitation	28
8.	INDEMNIFICATION		28
	8.01.	Obligation of the Sellers to Indemnify	28
	8.02.	Obligation of the Buyer to Indemnify	29
	8.03.	Notice and Opportunity to Defend	29
	8.03.01.	Notice of Third Party Claims	29
	8.03.02.	Opportunity to Defend	30
	8.04.	Limitations	30
9.	ACTION BY THE COMPANY		31
10.	MISCELLANEOUS		31
	10.01.	Publicity	31
	10.02.	Representative	31
	10.03.	Notices	32
	10.04.	Waivers and Amendments	33
	10.05.	Binding Effect; No Assignment	33
	10.06.	Governing Law and Arbitration	33
	10.07.	Severability	34
	10.08.	Schedules	34
	10.09.	Entire Agreement	35
	10.10.	Counterparts	35

SCHEDULES

Responsible:
Schedule 1	All Written and Oral Agreements	Sellers
Schedule 2	Sellers' Disclosure Schedules	Sellers
Schedule 3	Powers of Attorney	Sellers
Schedule 4	Contingent Liabilities	Sellers
Schedule 5	General Terms of Sale and delivery	Sellers
Schedule 6	List of Intellectual Property	Sellers
Schedule 7	List of Licences	Sellers
Schedule 8	Obligations to pay royalties Intellectual Property	Sellers
Schedule 9	List of top 20 Clients	Sellers
Schedule 10	List of Employees and Collective and Other Employment Agreements	Sellers
Schedule 11	Form of Escrow Agreement	Buyer
Schedule 12	Form of Long Term Distribution Agreements	Buyer
Schedule 13	The Company's Ownership in other Persons	Sellers
Schedule 14	Bank Accounts and Signatories	Sellers
Schedule 15	Related Party Matters	Sellers
Schedule 16	Certain Agreements, cf. Clause 2.06.02. (vi) of the Agreement	Buyer
Schedule 17	Due Diligence Documents Made Available to the Buyer	Sellers
Schedule 18	Jurisdictions in which the Company is Conducting Business	Sellers
Schedule 19	Outstanding Orders, Judgments, Injunctions and Decrees	Sellers
Schedule 20	Actions, Suits, Claims and Proceedings	Sellers
Schedule 21	Insurance Policies	Sellers
Schedule 22	Necessary Consents, Approvals or Other Actions	Sellers
Schedule 23	Granted Licences, Authorizations and Approvals	Sellers
Schedule 24	Due Diligence Request List	Buyer
Schedule 25	Due Diligence Findings	Buyer
Schedule 26	Draft Press Release	Buyer/Sellers
Schedule 27	Resignations	Sellers
Schedule 28	Forms of Employment Agreements and Retirement Arrangements Agreement	Buyer
Schedule 29	Current Narvesen Vendors	Sellers
Schedule 30	List of capital expenditures in excess of NOK 100,000 in the period 010101 to Completion Date	Sellers

On this 22 day of October 2001, the following

SHARE TRANSFER AGREEMENT

has been entered into by and among Posten Norge BA reg. no. 976 949 757, Reitan Narvesen ASA reg no. 914 526 647 and Scandinavia Online AS reg. no. 974 209 314, each a "Seller" and collectively referred to as the "Sellers", and Ticketmaster UK Limited (referred to as the "Buyer").

WHEREAS

(A)
The Sellers control and own the Company, as defined in Clause 1.01., which is engaged in the automated ticket selling business for sports and entertainment events in Norway;

(B)
The Buyer wishes to acquire the Shares, as defined in Clause 1.01, of the Company from the Sellers;

(C)
The Sellers and the Buyer desire to set out the terms and conditions on which the Sellers will sell the Shares to the Buyer or companies directly or indirectly owned by the Buyer, and the Buyer or such companies shall purchase the Shares;

SO NOW THE PARTIES HERETO have agreed as follows:

1. CERTAIN DEFINITIONS
1.01.	Certain Definitions
As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:
"Accounts Date" shall mean 31 December 2000.

"Affiliate" shall mean any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person or, in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing, provided that solely for purposes of Clause 7.01.01(a), when the term "Affiliate" is used in relation to each Seller, such term shall mean any other Person, which directly or indirectly, through one or more intermediaries, is controlled by such Seller, respectively. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock or other securities, as manager, trustee or similar capacity, by contract or otherwise.
"Agreement" shall mean this Agreement and its Schedules as it may be amended from time to time pursuant to Clause 10.04.
"Business" shall mean the automated ticket selling business in Norway for sports and entertainment events.
"Business Day" shall mean a day other than Saturday, Sunday or other day on which banks in Norway are authorized to close.

"Change of Control Contracts" shall mean such contracts entered into by the Sellers or the Company with third parties or permits, authorisations, licenses and concessions granted to the Company, including public and other Governmental Entities, which require the consent of such third parties to the purchase by the Buyer of the Shares or which grant such third parties the right to terminate or modify the contract concerned or to withdraw, terminate, modify or revoke any permit, authorisation, license or concession due to the purchase by the Buyer of the Shares.
"Client Funds" shall mean all funds owed by the Company to third parties with respect to tickets or other merchandise.
"Company" shall mean Billettservice AS reg. no. 924 348 526 with the Norwegian Business Enterprise Registry.
"Company's Audited Statutory Annual Accounts" shall mean the annual accounts as per the Accounts Date for the Company.
"Completion" shall mean consummation of the transactions contemplated by this Agreement.

"Completion Accounts" shall mean the audited accounts of the Company for the period from the Accounts Date through the last day of the month prior to Completion with a balance sheet as per the latter date and prepared in accordance with GAAP and the accounting practices and principles applied in the Company's Audited Statutory Annual Accounts, including a separate line item for Client Funds.
"Completion Date" shall mean the date on which Completion occurs.
"Conditions Precedent" shall have the meaning set out in Clause 2.06.02.
"Consideration" shall mean the consideration for the Shares in accordance with Clause 2.03.
"Constituent Documents" shall mean the articles of association and the Registration Certificate of a company, or comparable documents under the laws of foreign jurisdictions.
"Due Diligence Documentation" shall mean the documentation referred to in Clause 3.01.
"Financial Statements" shall mean the Company's Audited Statutory Annual Accounts, the Completion Accounts, the Closing Working Capital Statement and the Management Accounts.
"GAAP" shall mean Norwegian Generally Accepted Accounting Principles, applied on a consistent basis.

"Governmental Entity" shall mean any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"Management Accounts" shall mean the monthly management accounts (un-audited) prepared by the Company applying GAAP and the accounting practices and principles applied in the Company's Audited Statutory Annual Accounts for the purposes of internal reporting.
"NOK" shall mean Norwegian Kroner, being the lawful currency of Norway.
"Parties" shall mean the Sellers and the Buyer or their successors and permitted assignees as described in Clause 10.05 of this Agreement and "Party" shall mean anyone of them.
"Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organisation, Governmental Entity or other entity.
"Representative" shall have the meaning as described to that term in Clause 10.02.
"Sellers' Warranties" shall mean the representations and warranties given by the Sellers to the Buyer as set forth in Clause 4.

"Shares" shall mean all of the shares in the Company, i.e. 1,552 shares, each with a par value of NOK 1,000, representing the entire authorised and issued share capital in the Company, all of which shares are held beneficially and of record by the Sellers.

"Subsidiary" shall mean a Person as to which a company directly or indirectly owns more than 50% of the share capital and the voting rights or as to which a company directly or indirectly has management control.

"Taxes" shall mean all tax liabilities, whether actual or deferred, in respect of income taxes, sales taxes, VAT, withholding taxes, stamp duties, share transfer taxes, payroll taxes, social security taxes and property taxes and all other taxes and public duties of any kind, together with all interest, penalties and additions imposed with respect to such amounts.
"Warranties" shall mean the representations and warranties set out in Clauses 4 and 5 of this Agreement.

"Working Capital" shall mean the difference between the Company's current assets and the amount of the Company's liabilities reflected on the Completion Accounts or the Closing Working Capital Statement, as the case may be, it being understood that current assets shall consist of the following line items: stocks of tickets, collectible trade receivables, other, bank and cash on hand, and Client Funds and liabilities shall consist of the following line items: trade payables, Tax payable, unpaid governmental charges, other current liabilities, and long term and other liabilities.
2. TRANSFER OF THE SHARES
2.01.	Transfer
2.01.01.	The Sellers hereby agree to sell the Shares to the Buyer and the Buyer hereby agrees to purchase the Shares on the terms and subject to the conditions of this Agreement.

2.01.02.
The Shares shall be delivered, transferred and assigned to the Buyer (or its designee) on the Completion Date. Each of the Parties to this Agreement agrees to do or procure to be done all such further acts, including without limitation, executing or procuring the execution of all such other documents as may be required to perfect the transfer of the Company.
2.02.	Completion

Subject to Clause 2.06.02 and 2.06.04, Completion shall take place at the offices of the law-firm ARNZTEN de BESCHE on 31 October 2001 at 12.00 (CET) or at such other date and place as the Parties may agree in writing.
2.03.	Consideration

The Consideration for the Shares is NOK 38,000,000, subject to the Working Capital adjustment set forth in Clause 2.04, the escrow arrangement set forth in Clause 2.05 and any other adjustments described in this Agreement.

At Completion, against delivery of the documents referred to in Clause 2.07 in proper form, the Buyer shall pay or procure the payment of the Consideration as follows: (a) NOK 31,300,000, subject to the preliminary Working Capital adjustment contemplated by Clause 2.04, by wire transfer directly to the Representative , as agent for the Sellers (pursuant to wire transfer instructions delivered to the Buyer at least two Business Days before Completion) and (b) an aggregate of NOK 6,700,000 shall be deposited with the escrow agent in accordance with in Clauses 2.05(a) and 2.05(b).
2.04.	Working Capital Adjustment
2.04.01.
No later than 2 Business Days prior to Completion the Buyer and the Buyer's auditors shall review the Completion Accounts which will be provided to the Buyer at least 7 Business Days prior to Completion, and for the purpose of such review the Buyer and the Buyer's auditors shall have access to the auditor's working papers that are the basis for the Completion Accounts.

If, based on the Completion Accounts, and assuming the consummation of the transactions contemplated hereby, including the settlement of the payables and receivables referred to in Clause 2.07. (iv) and the repayment of the indebtedness, if any, referred to in Clause 2.07. (v), and after making provision for the capital expenditure referred to in Schedule 30, Working Capital as of the last day of the month prior to Completion is less than NOK 695,146, the Buyer will receive a credit against the Consideration in the amount of such shortfall. If, based on the Completion Accounts and the assumptions described in the preceding sentence, Working Capital as of the last day of the month prior to Completion exceeds the said NOK 695,146 amount, the Buyer will increase the Consideration and pay to the Sellers at Completion Date the amount of such excess.
2.04.02.
No later than ninety (90) days after Completion Date, the Buyer shall cause to be prepared and delivered to the Representative a statement of Working Capital prepared as of Completion Date ("Closing Working Capital Statement"). The Closing Working Capital Statement shall be prepared in the same manner as the Completion Accounts.

If, based on the Closing Working Capital Statement, Working Capital as of Completion Date is more or less than the amount of the Working Capital calculated pursuant to Clause 2.04.01, the Sellers will cause the amount of such shortfall to be paid to the Buyer, or the Buyer will pay the excess to the Representative, on behalf of the Sellers, as the case may be, in each case, together with interest in accordance with the Act on Interest on Overdue Payment, by wire transfer of immediately available funds, to an account designated in writing by the payee, no later than the later of (a) thirty (30) days following the delivery of the Closing Working Capital Statement, or (b) five (5) Business Days following the resolution of a dispute with respect to any items on the Closing Working Capital Statement as set forth in Clause 2.04.03 (the "Settlement Date").
The amount, if any, payable pursuant to this clause 2.04.02. is referred to as the "Adjustment".
2.04.03.
If the Buyer or the Buyer's auditors disagree with respect to the Completion Accounts (and the related calculation of Working Capital as of the last day of the month prior to Completion), or if the Representative disagrees with the Closing Working Capital Statement, the disagreeing Party shall give a written notice (a "Notice of Disagreement") to the other Party specifying in reasonable detail the nature of the disagreement asserted. The Notice of Disagreement shall not be given later than the Business Day prior to Completion, in the case of Completion Accounts, or twenty-one (21) days after the Representative's receipt of the Closing Working Capital Statement in the case of the Closing Working Capital Statement. Failure by the potential objecting Party to notify the other Party within the said time limit shall be deemed to constitute an agreement by the Parties to the Completion Accounts and/or the Closing Working Capital Statement.

Following receipt by the notified Party of the Notice of Disagreement, the Parties shall immediately attempt to resolve any differences which they may have with respect to any matters specified in the Notice of Disagreement. If, prior to the scheduled Completion Date or twenty-one (21) days after the twenty-one (21) day period referred to above, as the case may be, the Parties have failed to reach a written agreement with respect to all such matters, then all such matters as specified in the Notice of Disagreement as to which such agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator which shall be a named Partner in a firm of auditors with an international reputation having an office in Oslo. If the Parties fail to agree on the arbitrator, such arbitrator shall be appointed by The Norwegian Association of Chartered Auditors.

The arbitrator shall, subject to the next sentence, have the power to set procedural guidelines for the conduct of any such arbitration. Such arbitrator shall be bound by the provisions of this clause and may not assign a value to any item greater than the greatest value of such item claimed by either the Buyer or the Representative, on behalf of the Sellers, or less than the smallest value for such item claimed by either the Buyer or the Representative, on behalf of the Sellers.

The arbitrator shall determine the disputed items with final and binding effect for the Parties. With respect to the Closing Working Capital Statement, the Representative shall promptly pay to the Buyer or the Buyer shall promptly pay to the Representative, on behalf of the Sellers, as the case may be, any portion of the Adjustment that is not subject to dispute.

Any costs in relation to resolution of disputes set forth herein shall be set or awarded pursuant to the rules in the Norwegian Civil Procedures Act of 1915.
2.04.04.
The determination and adjustment of the Consideration in accordance with the provisions in this Clause 2.04. shall not limit or affect any other rights or causes of action either the Buyer or the Sellers may have with respect to the representations, warranties, covenants and indemnities in their respective favour contained in this Agreement.
2.05.	Escrow Arrangements

The Buyer shall deposit: (a) 15% of the Consideration, which equals NOK 5,700,000, and (b) NOK 1,000,000 in respect of the renewal of the Company's agreement with Brann Fotballklubb ("Brann"), in each case, in escrow, pursuant to the terms and conditions of an escrow agreement as set forth in Schedule 11 (the "Escrow Agreement").
2.06.	Pre-Completion Matters and Conditions Precedent to Completion
2.06.01
Pending Completion or termination of this Agreement, the Sellers shall procure that the business of the Company be carried on in the ordinary and usual course, in the same manner (including, without limitation, nature and scope) as hitherto using best endeavours to preserve its business and organisation and, in particular, provide for adequate management of the Company and shall procure that the Company takes all steps to protect its goodwill and assets and shall further procure that no material transaction outside the ordinary course of business of the Company (including, without limitation, any transaction involving the expenditure of more than NOK 100,000) is entered into or carried out by it, without, in any such case, the prior written consent of the Buyer.
2.06.02
The obligation of the Buyer to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of all of which conditions may be waived by the Buyer in its sole discretion:
(i)
All governmental and third party approvals, consents and clearances which are necessary for consummation of the transactions contemplated by this Agreement, if any, shall have been obtained, and remain in full force and effect.
(ii)]
No injunction or restraining order or other order shall be in effect preventing or forbidding the consummation of the transactions contemplated hereby or impairing the Buyer's ability to operate the business of the Company and no legal action or governmental investigation shall be pending or threatened which, if adversely determined, would reasonably be expected to result in any such injunction or order.
(iii)
No suit, claim, action, investigation, challenge, inquiry or other proceeding by any Governmental Entity or other Person shall be pending, threatened or in effect which in the opinion of the Buyer seeks to obtain material damages from the Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or any related agreements.
(iv)
The Sellers' Warranties shall be true and correct as of the Completion Date, and the Sellers shall have performed all agreements and obligations required by this Agreement or the agreements contemplated hereby to be performed or complied with by them on or prior to Completion Date.

(v)	The Shares will not at Completion be subject to any lien, pledge, charge or other encumbrance of any nature.
(vi)
Documentation presented by the Sellers, which is acceptable in form and substance to the Buyer, shall have been delivered to the Buyer, showing that the agreements identified in Schedule 16 have been executed, amended, modified and/or extended in the manner required by the Buyer as set forth in the said Schedule, and the existing unexecuted agreements identified in the said Schedule shall have been executed and delivered by all the parties thereto.
(vii)
Documentation which is acceptable in form and substance to the Buyer shall have been delivered to the Buyer confirming that the Company's top 20 clients, as listed in Schedule 9, have paid and are paying when due all VAT payable on fees and charges due to the Company with respect to the period commencing 1 September 2001, in addition to the fees and charges otherwise payable to the Company.
(viii)	Written confirmation by the Company that the Company has adequate segregated funds to satisfy all Client Fund liabilities as of Completion shall have been delivered to the Buyer.
(ix)	Distribution agreements with each of the Sellers shall have been entered into (the "Distribution Agreements"). The Distribution Agreements are attached as Schedule 12.
(x)
There shall have been no material adverse change since the Accounts Date or the date hereof in the properties, business, assets, liabilities, condition (financial or otherwise) or prospects of the Company.
(xi)
The following individuals shall have entered into new or revised employment agreements with the Company or Buyer on terms acceptable to the Buyer: Bjørn Kjellin, Per Olav Eek, Odd Terje Lyngen and Thor Ralle, and Bjørn Kjellin and Per Olav Eek shall have entered into agreements regarding retirement arrangements on terms acceptable to the Buyer. The forms of employment agreements and the forms of retirement arrangements agreements are enclosed as Schedule 28.
(xii)
The Buyer shall have performed and completed such due diligence investigation of the properties, business, operations, financial condition, affairs and prospects of the Company and its subsidiaries as it deems appropriate, with respect to the period between the time of signing of this Agreement and Completion, and shall have been satisfied, in its sole and absolute discretion, with the results hereof.
(xiii)	The Parties shall have made at Completion their respective deliveries required to be made pursuant to Clauses 2.07. and 2.08., respectively.
(xiv)	The agreement between Narvesen AS and Norbillet AS dated 16 May 1994 shall have been terminated in a way satisfactory to the Buyer with no liability to the Company.

(xv)
The Company shall have been issued an early retirement insurance policy which will cover all costs and expenses of the Company under the retirement arrangements agreements enclosed as Schedule 28, and does not require the Company to pay any premiums beyond an initial premium paid prior to Completion, and is acceptable in form and substance to the Buyer and is issued by an insurer acceptable to the Buyer.
2.06.03.
The Sellers shall use their best endeavours to procure that each of the conditions precedent are fulfilled on or prior to 3 Business Days before Completion (or such other date as the Parties may subsequently agree).
2.06.04.
Completion shall occur on 31 October 2001 or if all the conditions referred to in Clause 2.06.02. have not been satisfied (or waived) by such date within 10 (ten) Business Days after they have been satisfied.

If each of the conditions precedent shall not have been satisfied (or waived) by 23 December 2001, this Agreement shall, unless the Parties agree otherwise, thereupon automatically cease and terminate and no Party to this Agreement shall have any claim of any nature whatsoever against any other Party to this Agreement, save in respect of any prior breach of the provisions of this Agreement. Indemnification in this respect shall be limited to reliance interest, except in relation to willful or intentional breaches of the terms of this Agreement.
2.07.	Delivery by the Sellers

At Completion, the Sellers shall deliver to the Buyer or other companies designated by the Buyer against payment of the portion of the Consideration payable pursuant to Clause 2.03. (second paragraph):
	(i)	the Company's register of shareholders duly updated to reflect the transfer of the Shares to the Buyer and any other documentation necessary to transfer the Sellers' interest in the Shares.
(ii)
a confirmation letter confirming that the conditions set out in Clause 2.06.02. (i)-(vi), (viii)-(xi), (xiii) and (xiv)-(xv), in each case they relate to the Sellers and the Company, are fulfilled as at the Completion Date.
(iii)
such additional documents, certificates, payments and other deliveries as may be specified in any of the agreements and other documents listed or referred to in this Agreement which are reasonably required to consummate the transaction contemplated hereby.
	(iv)	evidence that all intercompany receivables or payable between the Company and any of the Sellers or their Affiliates shall have been settled for the face amount thereof.
	(v)	evidence of the termination of the Company's credit facility and group account agreement with Den norske Bank ASA and that the Company has no indebtedness or other liabilities thereunder.
	(vi)	evidence of the termination of the Shareholders Agreement among the Company and the Sellers.

2.08.	Resignations
Fees, if any, to the directors and auditors, who resign as per Completion, shall be borne by the Sellers. A list of directors who will resign at Completion is set forth in Schedule 27.
3. DUE DILIGENCE DOCUMENTATION
3.01.	Due Diligence Documentation

The Buyer has been given access to copies of specific documentation concerning the Company (the "Due Diligence Documentation"). A list of the Due Diligence Documentation made available to the Buyer until the date hereof is set forth in Schedule 17. Upon Completion, the Due Diligence Documentation shall become the property of the Company.
3.02.	In Custody

At the Buyer's expense, the Parties have irrevocably instructed Arntzen de Besche Advokatfirma AS to keep the Due Diligence Documentation in its custody for six months after the expiry of the ten years period mentioned in Clause 8.04., or if any legal action is pending at that date for the duration of such action. The Sellers (for any proper purpose) and the Buyer may at any time inspect such Due Diligence Documentation at the offices of Arntzen de Besche Advokatfirma AS.
4. REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as specifically and accurately disclosed in Schedule 2 hereto, the Sellers jointly and severally make the following representations and warranties to the Buyer:
4.01.	Authority
4.01.01.
The Sellers have the power and lawful authority required to enter into, execute and deliver this Agreement and the agreements contemplated hereby and to perform their obligations hereunder and thereunder. The Sellers have taken all action required by law or otherwise to authorise the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby.
4.01.02.
This Agreement has been, and the agreements contemplated hereby will, on or prior to Completion be, duly executed by the Sellers and are or will be, as the case may be, the valid and binding obligation of the Sellers enforceable against the Sellers in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws which affect the enforcement of creditors' rights in general.
4.02.	No Breach
The execution, delivery and performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby will not

(i) violate any order, judgment, injunction, award or decree of any arbitrator, court or other Governmental Entity against, or binding upon, the Sellers or the Company or their respective assets; or
(ii) violate any provision of the Constituent Documents of the Sellers or the Company; or
(iii)
violate or conflict with any material term of, otherwise give any other contracting party the right to terminate, or constitute (in any way) a default under, any contract or other agreement to which the Sellers or the Company are parties or by which their assets are bound; or
(iv) violate any statute, law or regulation applicable to the Sellers or the Company or their respective assets.
4.03.	Title

The Sellers are the direct legal and beneficial owners of the Shares and will at Completion transfer to the Buyer or companies designated by the Buyer, title to the Shares, free and clear of any lien, option, claim, charge or other encumbrance.
4.04.	The Company
4.04.01.	Clause 1.01. correctly sets out the name and registration number of the Company.
4.04.02.
The Company is a Person duly organised, validly existing and in good standing order under the laws of its jurisdiction of incorporation and is not in violation of any applicable corporate rules and has the corporate power and lawful authority to own, lease and operate its assets and business and to carry on its business as now being conducted.
4.04.03.
The Company is duly qualified or licensed, in all material respects to conduct the business it is currently conducting in each jurisdiction, as set forth in Schedule 18, in which such qualification or licensing is necessary and, in particular, holds all authorisations, permits and licences to lawfully carry on such business.
4.05.	Share Capital
The Company has currently issued and outstanding shares, as described in Clause 1.01.
4.06.	Options or Other Rights
4.06.01.
There is no outstanding right, subscription, warrant, call, unsatisfied pre-emptive right, option or other agreement of any kind to purchase or otherwise to receive from the Sellers or the Company any of the outstanding, authorised but un-issued, unauthorised or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into such capital stock.
At Completion there are no loans of whatever nature issued or owed by the Company to the Sellers or any of their Affiliates.

4.06.02.	No power of attorney or other authority to enter into any transaction given to any parties by the Company other than its directors, officers and employees is outstanding.
All powers of attorney are listed in Schedule 3.
4.07.	Constituent Documents
The Sellers have delivered to the Buyer complete and correct copies of the Constituent Documents of the Company as in effect on the date hereof and as of Completion Date.

The minute books of the Company for the time the Sellers have owned the Shares in the Company contain complete and correct records of all meetings and consents in lieu of meeting of the Boards of Directors and of shareholders since the Post acquired its equity position in the Company All minutes accurately reflect all decisions referred to in such minutes and consents in lieu of meeting since such date. The share register of the Company is complete and correct.
4.08.	Actions and Proceedings
4.08.01.
There are no outstanding orders, judgments, injunctions, awards or decrees of any arbitrator, court, or other Governmental Entity against the Company or any of its securities and assets which, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the financial condition or business of the Company.
Schedule 19 sets forth a complete list of all outstanding orders, judgments, injunctions, awards or decrees, none of which is material, individually or in the aggregate.
4.08.02.
There are no actions, suits or claims or legal, administrative or arbitral proceedings or investigations pending or, to the best knowledge of the Sellers after due inquiry, threatened against or involving the Company or any of its securities or assets, nor is there any reasonable basis therefor, which, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the financial condition or business of the Company. Schedule 20 sets forth a complete list of all actions, suits, claims or proceedings pending or threatened against or involving the Company or any of its securities or assets, none of which is material, individually or in the aggregate, provided that no representation as to materiality is made with regard to the Pavarotti matter referred to on such Schedule.
4.09.	Financial Statements
4.09.01.
The Company's Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and show a true and fair view of the affairs of the Company as of their dates and for the periods indicated.
4.09.02.
No liabilities, claims or other matters exist against the Company or its assets which, if the full extent and amount thereof had been known when any Financial Statements were prepared ought to have been provided for applying the accounting principles and practices applied when preparing such Financial Statements. If such liabilities, claims or other matters materialise, the Sellers shall indemnify the Buyer therefor without the limitations found in Clause 8.04.

4.09.03.
The Company has good, marketable and clear title, free of all liens, options, claims charges and/or other encumbrances whatsoever, to all assets listed in the Financial Statements or used in its business, and such assets are all of the assets necessary to operate the Company's business. All receivables recorded in the Financial Statements are fully collectible, without any counterclaims or set-off and without resort to litigation within sixty (60) days after Completion. If the Company does not receive full payment on such receivables within sixty (60) days after Completion, the Sellers agree to indemnify the Buyer for such losses without the limitations found in Clause 8.04. hereof, provided that if the Company collects any receivables in respect of which the Buyer has been indemnified pursuant to this Clause, the Company shall promptly remit the amount collected to the Representative, on behalf of the Sellers.
4.09.04.
The inventories of the Company consist only of items in good condition and saleable or useable in the ordinary course of business except to the extent of any inventory reserve in the Financial Statements, such reserve to be adequate in all material aspects for obsolete inventory.
4.09.05.
The Company is in possession and has accurately kept and completed all accounts, books, ledgers and financial and other records as required by applicable law. Schedule 14 sets forth an exhaustive list of the Company's bank accounts and signatories to the said accounts.
4.09.06.
Schedule 4 sets forth an exhaustive list of the Company's contingent liabilities, and the Company has no liabilities of any nature other than those reflected in the Financial Statement or the said Schedule. None of the obligations or liabilities of the Company are guaranteed by any other Person, nor has the Company guaranteed the obligations or liabilities of any other Person.
4.10.	Absence of Adverse Changes
During the period from the Accounts Date through the Completion Date, the Company:
(i)
has not suffered any material adverse changes in its properties, business, assets, liabilities, condition (financial or otherwise) or prospects, including, without limitation, the suffering of any damage, destruction or loss by fire or other casualty, or the loss of any material clients other than notice from Brann of the termination of its agreement with the Company, effective 31 December 2001;
(ii)
has conducted its business in the ordinary course (consistent with past practice) and has not made any unusual or out of the ordinary course (consistent with past practice) contracts, contract changes or commitments and has not sold, assigned or transferred any tangible or intangible assets, except in the ordinary course of business (consistent with past practice);
(iii)
has not incurred any obligation or liability (absolute or contingent) except current liabilities incurred in the ordinary course of business (consistent with past practice) and has not mortgaged, pledged or subjected to a lien, option, claim, charge or other encumbrance any of its assets, tangible or intangible;

(iv)
has not made any declaration or setting aside or payment of any dividend or any other distribution of profit not provided for in the Company's Audited Statutory Annual Accounts or any direct or indirect redemption, purchase or other acquisition of any shares of the Company;
(v)
has not increased the total compensation payable to its employees or increased the number of employees above the number of employees and the wage increases on which the budget is based and has not adopted any new profit-sharing plan, new bonus plan or new pension or benefit plan or any amendments to any profit-sharing, bonus, pension, or benefit plan;
(vi)
has not received any notice of termination, non-renewal, or breach of, or intent to terminate, any contract (including contracts with any client, customer, distributor, promoter or venue, except from Brann, or suffered any damage, destruction or loss, whether or not covered by insurance, which, in any case or on the aggregate, has had or may have a material adverse effect on the properties, business assets, liabilities, condition (financial or otherwise) or prospects of the Company;
(vii)
has not transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of any licence, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;
(viii)	has not made or committed to make any capital expenditures or capital additions or betterments in excess of NOK 100,000 individually, except those listed in Schedule 30;
(ix)	has not instituted, settled or agreed to settle any litigation, action or proceeding before any arbitrator, court or other Governmental Entity relating to the Company or its property or business; and
(x)	has not made any change in any accounting procedures or practice.

4.11.	Taxes
4.11.01.
The Company has duly and timely filed all Tax returns required to be filed by it on or prior to the date hereof and the Completion Date with the national or local tax authorities (including without limitation those due in respect of VAT, its properties, income, franchises, licences, sales, wages, social security and other pay roll).

All Taxes, charges, penalties, deficiencies or assessments, and any interest or penalties thereon due have been fully and timely paid or, to the extent that they are not yet due for payment, fully reserved for in the Financial Statements (including the Completion Accounts and Closing Working Capital Statement).
4.11.02.	All Tax reports and returns are correct and complete and with respect to the corporate income tax correctly reflect the taxable income of the Company in the relevant fiscal years.
4.11.03.
The Company has not been notified that any of its Tax returns or reports are presently under audit and no claims have been raised by any tax authority in connection with the Company's tax returns or reports that have not been addressed or fully reserved for in the Financial Statements and there have not been any other investigations (notice of which has been given to the Company) by any tax authority during the past 12 months.
4.12.	Agreements with Third Parties
4.12.01.	Schedule 1 sets forth an exhaustive list of all written and oral agreements entered into by the Company or by which the Company or its assets are bound, including, without limitation:
(a)
each agreement, together with all amendments thereto, authorizing the Company to sell tickets on behalf of or to a third party, or authorizing or requiring a third party to sell tickets as an outlet or agent of the Company (including all distribution and internet affiliate agreements);
(b)
each employment agreement, consulting agreement (including software consulting agreements), indemnification agreement, confidentiality agreement, non-competition or non-disclosure agreement, together with all amendments thereto;
(c) each material advertising agreement, together with all amendments thereto;
(d) each credit card processing agreement, together with all amendments thereto;
(e)
each agreement, together with all amendments, made in the ordinary course of business (consistent with past practice) requiring the expenditure of more than NOK 100,000 per year (to the extent not described above); and
(f) each agreement, together with all amendments, not made in the ordinary course of business or affecting the Company's assets that is to be performed (in whole or in part) on or after the date hereof.
Such Schedule contains a written description and summary of the material terms and conditions of each oral agreement referred to above.

The Company is not in default or in breach of any material agreement to which it is a party or by which its assets are bound. To the best knowledge of the Sellers, none of the Company's suppliers or customers will terminate contracts with the Company due to the transactions contemplated hereby or otherwise, nor have the Sellers any reason to believe that such termination will occur.

The Company's contracts with third parties have been entered into as part of the normal operations of the Company and do not contain terms and conditions which are onerous to the Company. The Company's trading relations with significant customers and suppliers have not changed or ceased within 12 (twelve) months prior to the date hereof apart from the termination by Brann of its agreement, effective 31 December 2001.

None of the Company's written agreements with its top 20 clients, as listed on Schedule 9, will expire in accordance with its terms prior to 31 December 2002. The Company has not given any warranties in connection with the sale by the Company of products or services extending beyond the requirements implied by law or the general terms of sale and delivery set out in Schedule 5.
4.12.02.	No Change of Control Contract exists which has contributed or which is anticipated to contribute more than 3% of the Company's turnover, profits or cash-flow.
4.12.03.	No agreements or arrangements have been entered into by the Company with respect to the repurchase by the Company of any products previously sold.
4.12.04.
The transactions contemplated by this Agreement will not entitle the Company's customers, suppliers or subcontractors to terminate contracts in accordance with the terms thereof or business relations with the Company, and such transactions will not lead to the Company breaching any obligations to third parties.
4.13.	Intellectual Property / Know-How / Software
4.13.01.
Schedule 6 sets forth a complete and correct list of (a) patents and patent applications, (b) registered and unregistered trademarks, service marks, trade names and applications therefor, (c) registered and unregistered copyrights and design rights and applications therefor, (d) software, owned or used by the Company, including all software related to the sale, distribution and management of tickets, (e) domain names owned or used by the Company, and (f) know-how of the Company (collectively the "Intellectual Property") and specifically identifies which is owned and which is merely used by the Company. The Intellectual Property is not the subject of any claim of invalidity or infringement and is in full force and effect.
4.13.02.
Schedule 7 hereto sets forth a complete and correct list of all licences, including system licences, to and from third parties for patents, trademarks, copyrights, software or other Intellectual Property which are used by the Company. For software licences pursuant to which Intellectual Property is licensed to the Company, the Company is licensed to use the number of copies of such software it is currently using. All licences to and from third parties are in full force and effect. There is not, under any such licences, any default, or any event that, with notice or lapse of time or both, would constitute such a default by the Company, or any other party thereto.

4.13.03.
There is not pending or threatened any claim or action against the Company contesting the rights of the Company to any Intellectual Property or the validity of the Intellectual Property, and there is no infringement of the Intellectual Property by any other third party.
4.13.04.	Neither the Intellectual Property nor the products of the Company infringe or have infringed the intellectual property of any third party.
4.13.05.
The Company owns or has valid licenses to use as of the date hereof and at Completion all the software, know-how and all trademarks, trade names, copyrights and other intellectual property rights which are necessary for the conduct of its business as it is now conducted or proposed to be conducted.
4.13.06.
Schedule 8 sets forth an exhaustive list of the Company's obligations to pay royalties to third parties for the use of Intellectual Property and lists all agreements, together with all amendments thereto, that comprise or are related to the Intellectual Property.
4.14.	Employment Matters
4.14.01.
All employment agreements with employees of the Company can be terminated with a notice period of not more than six months. Upon termination of an employee, no severance payments shall be payable other than those provided for by applicable labour laws.
4.14.02.	There are no accrued pension claims of the present and past employees of the Company.
4.14.03.
The Company has no bonus obligations (including obligations relating to the consummation of the transactions contemplated hereby) regarding the payment of bonuses to its employees not provided for in the Financial Statements.
4.14.04.	Schedule 10 sets forth a complete list of all employees of the Company and all collective agreements and individual employment agreements.

None of the employees set out in Schedule 10 have given notice of termination of their employment and the Sellers are not aware of any of the employees intending to give such notice of termination (including as a result of the consummation of the transactions contemplated hereby). There are no pending, or to the best knowledge of the Sellers after due inquiry, threatened actions, suits, claims or proceedings by any employee, prior employee or potential employee. The Financial Statements fully disclose all employment-related liabilities in accordance with GAAP.
4.15.	Compliance with Legal Requirements
4.15.01.
The Company has not in any material manner violated applicable laws, ordinances, regulations, decrees or orders, including national competition law and rules and the rules in the EEA Agreement regarding competition, including without limitation in relation to the distribution agreements to which the Company is a party and the Distribution Agreements, and also has not violated the provisions of any authorisations and permits it has been granted.

There are no laws, ordinances, regulations, decrees or orders which would restrict the Company's ability to conduct its Business as presently conducted. All permits, authorisations and licences given to the Company are listed in Schedule 23.

4.15.02.
The Company and its real estate (owned or leased) and equipment comply in all material aspects with all applicable labour, occupational health and safety and environmental laws, ordinances, regulations, decrees and orders (or complied at the time of the earlier sale of real estate and equipment) and to the best knowledge of the Sellers, after due inquiry, no Governmental Entities have threatened to issue any orders with which the Company does not yet comply.
4.16.	Product / Service Liability

There are no third party claims against the Company in connection with any products delivered or services rendered before Completion by the Company, which claims are not fully covered by provisions specifically established for such purpose in the Financial Statements.
4.17.	Real Estate

The Company owns no real estate. All real estate leased by the Company is to the best knowledge of the Sellers after due inquiry free from any contamination or other material which, based on currently applicable legislation, could cause environmental authorities or any other Governmental Entity to order the removal of such material or to order other measures to protect the environment at the cost of the Company or its shareholders (or their Affiliates).
The Company has assumed (including by operation of law) no liability relating to contamination or otherwise with respect to any real estate previously owned or leased by the Company.
4.18.	Equipment

The equipment of the Company is in good working condition (subject to normal wear and tear) and has been serviced and maintained in the ordinary course of business in accordance with standards and practices customary in the industry for equipment of a comparable nature.

4.19.	Insolvency

No order has been made, petitioned, presented or meeting convened for the purpose of considering a resolution for the winding-up of, or appointment of any administrator or receiver for the Company or any part of its assets or undertaking. The Company is solvent and able to pay its debts as they fall due and the Company does not have negative net assets.
4.20.	Ownership in Other Persons

Schedule 13 sets forth an exhaustive list of all ownership interests, including shareholdings, of the Company in other Persons (other than the Company). The conduct of the Company's business is not dependent on any agreement or arrangement with the companies belonging to the Sellers or their Affiliates or related Persons. No facilities, services, or employees shared with any other Person are used in the connection with the business and operations of the Company.

The Sellers expressly warrant that Billettsentralen AS (reg. no. 981 892 674) conducts no business, has not previously conducted any business and has no assets, other than its paid-in share capital,or liabilities whatsoever.
4.21.	Related Party Matters

Schedule 15 correctly sets forth any and all agreements of whatever nature existing as of Completion between the Company on the one side and on the other side the Sellers, their Affiliates or members of the Board of Directors or management of the Company and such members' Affiliates (including agreements and arrangements, pursuant to which goods or services are provided to the Company as a result of its status as an Affiliate of Posten Norge BA).
The Sellers warrant that the said agreements are entered into on ordinary, commercial terms.
4.22.	Insurance
4.22.01.
Until Completion, the Company is and will be adequately insured, including without limitation against fire, theft, vandalism, loss of profits and product liability, pursuant to the policies listed in Schedule 21.

The Company's coverage is sufficient and such policies provide coverage consistent in all material respect with coverage customarily maintained by persons engaged in businesses substantially similar to that of the Company. The policies are in force, all premiums thereof have been paid and such policies will continue in accordance with their usual terms following the consummation of the transactions contemplated hereby except as separately listed in Schedule 21.
4.22.02.
During the preceding three (3) years, the Company has not had any loss experience which might affect the Company's ability to obtain or maintain future insurance coverage on terms and conditions consistent with those currently in effect.

4.22.03.	The Company has no insurance claims pending, and there are no outstanding disputes under the Company's policies of insurance.
4.23.	No Brokers

The Company, its shareholders and the Affiliates of such parties have not engaged, consented to or authorized any broker, investment banker or other third party to act on their behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. No brokerage or finders fee with respect to this Agreement and the transactions contemplated hereby will be payable by the Company or any of its Affiliates.
4.24	Client Funds

All Client Funds are maintained in segregated accounts of the Company and the Company has not received notice of any claims of offset, liens or other encumbrances of any type whatsoever or similar rights against such accounts or the funds held in such accounts. The Financial Statements (including the Closing Working Capital Statement) accurately reflect the amount of Client Funds held by the Company on behalf of other Persons as of the dates thereof and the Company's liability in respect of Clients Funds as of such dates. All Client Funds are and have been held in full compliance with third party agreements in segregated accounts, and the Client Funds account is fully funded.
4.25	Consents and Approvals

Except as set forth in Schedule 22 no consent, approval or other action by (including waivers of Change of Control provisions), or notice to, or registration or filing with any Governmental Entity or other Person on the part of the Sellers or the Company is required or necessary in connection with the execution, delivery or performance of this Agreement.
4.26.	Accuracy of Information
4.26.01.
The Buyer has requested from the Company copies of all documents listed in Schedule 24 and the Sellers have actually disclosed to the Buyer the Due Diligence Documentation. The Due Diligence Documentation as well as all other information furnished by or on behalf of the Sellers in connection with the transaction contemplated by this Agreement is accurate and complete in all material respects, and the Sellers after due inquiry are not aware of any facts or information of material significance to the Company, its properties, business, assets, liabilities, operations, condition (financial or otherwise), earnings and prospects which are not disclosed in this Agreement or the Schedules.
4.26.02.	The information in this Agreement and the Schedules is complete and correct in every respect.

In the Agreement and the Schedules the Sellers have disclosed all matters concerning the Company and the Company's activities and matters which may have importance for a buyer's assessment of the value of the Company and/or have or may have an effect upon the Company's current or planned activities.
4.27.	General

4.27.01.
The rights and remedies of the Buyer in respect of the Sellers' Warranties shall not be affected by any investigation made into the affairs of the Company or the Due Diligence Documentation by or on behalf of the Buyer or any event or matter whatsoever, other than a specific waiver or release by the Buyer delivered pursuant to this Agreement, such that the Sellers' Warranties shall only be qualified by the matters disclosed by the Sellers in a manner which is true, accurate and not misleading, in this Agreement or in the Sellers' Disclosure Schedule.
4.27.02.
During its due diligence review the Buyer has identified the matters, claims and contingent liabilities set out in Schedule 25. In the event such matters, claims and contingent liabilities materialise, the Sellers agree to indemnify the Buyer without the limitations found in Clause 8.04.01. hereof, unless such matters, claims or liabilities have been fully provided for in the Financial Statements.
5. REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers as follows:
5.01.	Incorporation

The Buyer is duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and lawful authority to carry on its business as now being conducted.
5.02.	Authority

The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Buyer and is the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws which affect the enforcement of creditors' rights in general.
5.03.	No Breach
The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Constituent Documents of the Buyer;
(ii)
violate or conflict with any material term of, otherwise give any other contracting party the right to terminate, or constitute (in any way) a default under, any contract or other agreement to which the Buyer is a party;
(iii) violate any material order, judgment, injunction, award or decree of any arbitrator, court or other Governmental Entity against, or binding upon, the Buyer; or
(iv) violate any material statute, law or regulation applicable to the Buyer.
6. REPETITION OF REPRESENTATIONS AND WARRANTIES

6.01.
The representations and warranties of the Parties in these Clauses 4 and 5 shall be deemed to refer to the facts and circumstances existing as at the date hereof (unless otherwise indicated) but shall be deemed to be repeated at Completion.
7. COVENANTS AND AGREEMENTS
7.01.	Restrictive Covenant
7.01.01.	Each of the Sellers undertakes that it and the Affiliates which it controls shall not for a period of five (5) years after Completion directly or indirectly:
(a)
as principal, agent, shareholder, partner, member, joint venturer, investor, consultant, officer, director, manager, employee or in any other capacity or by any other means whatsoever (including as a ticket host or ticket outlet) compete, directly or indirectly in Norway, with the Business of the Company as carried on at the date of this Agreement and at Completion. However, the following exemptions will apply:
(i) Posten Norge BA may sell transportation tickets and tickets for local, community based events (the latter, if not sold by automated means);

The Norwegian registered company Buypass AS ("Buypass"), which is jointly owned by Posten Norge BA and Norsk Tipping AS, offers secure identification, secure payment and infrastructure based upon chip technology. Posten Norge BA believes such infrastructure and technology may be of commercial interest to the Company. Buypass' ability to develop and offer such infrastructure and technology shall not be limited by this Agreement, provided that: (x) Buypass shall be required to provide the Company with a good faith business offer regarding the use of such infrastructure and/or technology, which offer the Company will accept or decline in writing within 10 Business Days after receipt, before Buypass offers such infrastructure and/or technology to a competitor of the Company or in connection with a ticketing reservation system (and Posten Norge BA shall cause Buypass to provide such business offer to the Company), provided that Buypass will not make any such offer to a competitor of the Company or in connection with a ticketing reservation system on terms more favourable than those previously offered to the Company, and (y) Buypass will not itself compete or own businesses which compete with the ticketing reservation system of the Company.
(ii)
Reitan Narvesen ASA may sell transportation tickets, tickets for local community based events (the latter, if not sold by automated means) and tickets for the current vendors, including Norsk Tipping AS, set forth on Schedule 29. After a period of one (1) year from Completion, Reitan Narvesen ASA may sell tickets on behalf of others as a ticket host or ticket outlet;

(iii)
The foregoing shall not prohibit Scandinavia Online AS from indirectly acquiring up to 20% of the equity of an entity which competes with the Business of the Company in Norway, provided that any such acquisition shall only be permitted incidentally in connection with the acquisition by Scandinavia Online AS (or Affiliates which it controls) of an entity which does not compete with the Business of the Company in Norway, and which entity, in turn, owns the equity interest to be indirectly acquired. For the avoidance of doubt, this Clause 7.01.01(a) shall not apply to owners of shares in Scandinavia Online AS. The prohibition on acting as a ticket host or ticket outlet shall not apply to Scandinavia Online AS, subject to the restrictions set forth in the Distribution Agreement with Scandinavia Online AS;
(b)
solicit or provide any assistance to any Person to solicit, in relation to the business referred to in paragraph (a) above, the custom of any Person who is or was at any time during the period of 12 months preceding Completion a Person who has entered into a contract for the provision of services with the Company (or negotiated with the Company regarding such services) or seek to induce such Person to cease dealing with the Company;
(c) directly solicit or endeavour to entice away, offer employment to or contract for the services of any person who is or was an employee of the Company as at the date hereof or as at Completion.
7.01.02.
The Sellers warrant that without limitation in time they shall neither directly or indirectly in any way conduct business in any territory using the name "Billettservice" or"Billettsentralen" or names or trademarks or urls which may give rise to confusion with these names.
7.01.03.
The Sellers warrant that, both during the duration of this Agreement as well as after the consummation of the transactions contemplated hereby, they shall maintain absolute secrecy in relation to confidential information concerning business or trade secrets and other confidential or proprietary information relating to the Company, its properties, business, assets or operations. This applies regardless of how such information has been produced, made available or saved.
7.01.04.
The Sellers expressly covenant and agree that the remedy at law for any breach of this Clause 7.01. will be inadequate and that, in addition to any other remedies the Buyer may have, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. The Buyer shall notify the Sellers of any violation of the provisions of this Clause 7.01 of which it is aware. In the event of an inadvertent violation of the provisions of Clause 7.01., the Buyer will not be entitled to damages or the penalty described below if such violation is cured within ten (10) days after written notice from the Company or the Buyer. In addition to the remedies described above, each uncured violation of this Clause 7.01. shall entitle the Buyer to claim an agreed penalty in the amount of NOK 100,000 from the Sellers. In the event of violation of a continuing nature, each month of violation shall be deemed to constitute a separate violation of this Clause 7.01.
7.02.	Change of Control Contracts

The Sellers shall take all necessary steps to obtain consents from the relevant third parties and Governmental Entities regarding all Change of Control Contracts regardless of whether such Change of Control Contracts are material according to the definition set forth in Clause 4.12. hereof.
7.03.	Expenses

The Parties to this Agreement shall, except as otherwise specifically provided herein, and except for fees and expenses awarded pursuant to Clause 10.06., bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. All expenses of the Company incident to the transactions contemplated hereby shall be borne by the Sellers.
7.04.	Further Assurance

Each of the Parties shall execute such documents and other papers and take such actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
7.05	Seller Releases
7.05.01
Effective on Completion Date, each Seller, for itself, its Affiliates, agents, servants and legal representatives, and the successors and assigns of all of the foregoing, fully and unconditionally waives, releases and forever discharges all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever (individually, a "Claim"), which such Seller, its Affiliates, agents, servants and legal representatives and the successors and assigns of all of the foregoing ever had, now have, or hereafter may have against the Company and its officers, directors, controlling persons (if any), Affiliates, employees, attorneys, agents and stockholders and the successors and assigns of all of the foregoing (each, a "Company Releasee"), whether known or unknown, whether now existing or which may hereafter arise, which each Seller had, has or claims to have against any of them with respect to all matters that existed amongst such Seller, on the one hand, and the Company Releasee, on the other, from the beginning of the world through the Completion Date, except to the extent a claimed amount is provided for in the Closing Working Capital Statement.
7.05.02
Each Seller intends in granting each Company Releasee this release that it shall be effective as a bar to each and every Claim, and expressly consents that this release shall be given full force and effect according to its terms and provisions, including those relating to contingent, unknown, unsuspected and unanticipated Claims, if any (notwithstanding any federal, provincial, state, municipal or foreign law that expressly limits the effectiveness of a general release of contingent, unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above.

Each Seller acknowledges and agrees that this release is an essential and material term of this Agreement and without such waiver, the Buyer would not have agreed to acquire the Shares and the Buyer would not have entered into this Agreement.

Each Seller further agrees that in the event that any Seller brings any Claim in which such Seller seeks damages against any Company Releasee or in the event such Seller seeks to recover against any Company Releasee in any Claim brought by a Governmental Entity on such Seller's behalf, this release shall serve as a complete defense to such Claims.

Each Seller understands and agrees that this Agreement and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Company Releasee that such Seller has any viable Claims against any Company Releasee. Each Seller agrees, covenants, represents and warrants that it has not assigned any Claim or potential Claim to any other Person, and that it has been advised by its legal counsel and has negotiated and agreed upon this release.
7.06.	Access

From the date hereof, until the earlier of Completion and the termination of this Agreement in accordance with its terms, Buyer and its attorneys, accountants and other authorized representatives shall have the right of full and complete access to the properties, offices and other facilities of the Company, and to the books, records, financial and operating data and contracts and other documents of the Company, for the purpose of making such investigation of the assets, liabilities, business and operations of the Company as the Buyer and its attorneys, accountants and other representatives may deem reasonably necessary.

Such access shall be at reasonable times during normal business hours and after reasonable notice. In addition, the Sellers will cause the Company to, and the Company will, permit the Buyer and its attorneys, accountants, consultants, employees, agents and other representatives reasonable access to such personnel of the Company during normal business hours as the Buyer may deem reasonably necessary, and will provide the Buyer with copies of all new agreements, renewals, extensions or modifications of any client or customer agreement executed from and after the date hereof through the Completion Date.
7.07.	No Solicitation

The Sellers agree that none of the Sellers, the Company, or any director, officer, employee, agent or representative of the Sellers or the Company will, directly or indirectly, from the date hereof until the earlier of Completion and the termination of this Agreement in accordance with its terms, initiate contact with, solicit or encourage any inquiries or proposals by, or participate in any discussions or negotiations with, or disclose any information concerning the Company or afford any access to the properties, books and records of the Company to, any Person regarding the sale or transfer of any equity of the Company, any merger, consolidation or other business combination involving the Company or a sale of all or any material portion of the Company's assets.
8. INDEMNIFICATION
8.01.	Obligation of the Sellers to Indemnify

Subject to the limitations contained in this Clause 8.01 and Clause 8.04, the Sellers severally (pro rata) (but jointly and severally to the extent the obligations referred to in this Clause 8.01. are satisfied pursuant to the terms of the Escrow Agreement) agree to indemnify, defend and hold harmless the Buyer and its Affiliates (with any payment to the Buyer being a reduction of the Consideration) from and against and pay or reimburse them for all losses (including reasonable attorneys' and accountants' fees and expenses and the costs of enforcing this indemnity, subject to Clause 10.06.), whether or not arising from third party claims, suffered based upon, arising out of or otherwise in respect of:
(a)
any breach of any of the Sellers' Warranties or any covenant or agreement of the Sellers contained in this Agreement or in any certificate, document or instrument being a part of this Agreement or delivered by the Sellers or the Company to the Buyer hereunder,
(b)
(i) any and all Taxes imposed on or incurred by the Company (or any other entity which, on or before the Completion Date is or was an Affiliate thereof) with respect to any assessment or audit for any taxable year or taxable period ending on or prior to the Completion Date, including any and all Taxes arising out of the consummation of the transactions contemplated hereby and any VAT payable with respect to the Company's activities prior to Completion, and (ii) any VAT payable under contracts in force as of Completion for which the client will not agree to increases in fees and charges in an amount sufficient to cover the amount of such VAT.
(c)
all liabilities of the Company with respect to periods prior to Completion (to the extent full provision therefor has not been made in the Closing Working Capital Statement) including: (i) suits, claims, actions or proceedings against the Company or its assets, (ii) contingent or undisclosed liabilities and (iii) liabilities in respect of Client Funds to the extent the full amount of Client Funds are not in segregated accounts on Completion.
8.02.	Obligation of the Buyer to Indemnify

The Buyer agrees to indemnify, defend and hold harmless the Sellers from and against any losses, liability or damage based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant, agreement or, provided the Sellers have satisfied all their obligations under this Agreement, the obligation to pay the Consideration, of the Buyer contained in this Agreement.
8.03.	Notice and Opportunity to Defend
8.03.01.	Notice of Third Party Claims

Within reasonable time after receipt by either Party hereto (the "Indemnified Party") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in the suffering of damages, the Indemnified Party shall give notice thereof (the "Claim Notice") to the Party obligated to provide indemnification pursuant to Clause 8.01 or 8.02 (the "Indemnifying Party") and shall permit the Indemnifying Party to assume control of the negotiation, compromise or defence of the Asserted Liability, unless the Indemnified Party reasonably considers that the assumption by the Indemnifying Party of the control of the negotiation, compromise or defence of the Asserted Liability may reasonably be expected to have an adverse effect on the commercial interests or reputation of the Indemnified Party, or if the Indemnified Party is the Buyer, the Company (such Asserted Liability being referred to herein as a "Commercially Prejudicial Asserted Liability").

In case the Indemnified Party has taken control of the negotiation, compromise or defence of a Commercially Prejudicial Asserted Liability, the Indemnifying Party shall thereafter at its own expense cooperate in the negotiation, compromise or defence of the Commercially Prejudicial Asserted Liability and pay the fees and expenses of the Indemnified Party.
It is the Parties' intention as a part of good business practise to notify the Indemnifying Party of claims without undue delay.

However, the failure by an Indemnified Party to notify an Indemnifying Party of a claim shall not affect the Indemnified Party's right to seek indemnification except to the extent the Indemnified Party has not notified the Indemnifying Party pursuant to this Agreement within 6 months after having become aware of such claim or except to the extent the Indemnifying Party is materially prejudiced by the failure to provide notice, without undue delay.

With respect to Settlements entered into by the Indemnifying Party (which may be for cash only and may not include any amendments to contract or other equitable relief without the written consent of all parties), the Indemnifying Party shall obtain the unqualified release of the claiming party in favour of the Indemnified Party.

The Claim Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimate, if necessary) of the damages that has been or may be suffered by the Indemnified Party. The Claim Notice shall indicate whether an Asserted Liability is a Commercially Prejudicial Asserted Liability.
8.03.02.	Opportunity to Defend

Subject to Clause 8.03.01 above, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel (who shall be reasonably acceptable to the Indemnified Party), any Asserted Liability.

If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defence against, such Asserted Liability.

If the Indemnifying Party elects, and is permitted hereby, to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defence.

If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails timely to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party.
In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defence of such Asserted Liability.
8.04.	Limitations
8.04.01.
Except as otherwise provided in clause 8.04.03 in this Agreement, the Indemnifying Party shall not be obligated to pay any amounts of indemnification to the Indemnified Party under this Clause 8 until the aggregate amount of liability for which indemnification may be sought equals NOK 550,000 (the "Basket Amount") whereupon the Indemnifying Party shall be obligated to pay indemnification from the first NOK. Individual claims in an amount per item of less than NOK 10,000 shall not be aggregated for purposes of calculating whether the Basket Amount has been reached and the Buyer may not seek indemnification in respect thereof, provided that claims arising from the same event (which term shall include a concert or other entertainment or sporting event) shall be aggregated and shall not be subject to the exclusions set forth in this sentence.
Notwithstanding the foregoing, the aggregate amount of indemnification payable by the Sellers shall in no event exceed the Consideration.
8.04.02.
If a claim for indemnification shall not have been notified to the Indemnifying Party at the end of the thirty (30) month period commencing on Completion (whether or not such fact, circumstance, action or proceeding is within the Indemnified Party's knowledge at the end of such thirty (30) month period) the Indemnifying Party's obligation to pay any amounts for indemnification to the Indemnified Party under this Clause 8 shall expire. The Warranties contained in Clause 4.11. (Taxes), however, shall not terminate until two months after the expiry of the statute of limitation under which claims of the competent tax authorities may be raised against the Company. Finally, the Warranty contained in Clause 4.17. (Real Estate) shall terminate and expire at the end of the ten-year period commencing on Completion and the Warranty contained in Clause 4.03. (Title) shall not expire.

8.04.03.
No limitation found in this Clause 8.04. shall apply in the event of wilful misrepresentation or gross negligence on the part of the Sellers, nor with respect to Clause 4.03. (Title), Clauses 4.09.02., 4.09.03. and 4.09.06. (Financial Statements), Clauses 4.24. and 8.01. (c) (iii) (Client Funds), Clauses 4.11. and 8.01. (b) (Taxes), Clause 4.27.02. (General), breaches of covenants or agreements, the disputes relating to the Pavarotti concert and Oslo Nye Theatre, and Clause 8.02 (as to the obligation to pay the Consideration only), provided that, with respect to Clause 8.02, the Sellers have satisfied all their obligations under this Agreement. For the avoidance of doubt, amounts payable by the Sellers without regard to the limitations in this Clause 8.04 involving indemnification in respect of the disputes relating to the Pavarotti concert and Oslo Nye Theater, VAT, Inventories and the SMG-issue, as disclosed on Schedule 2, ref. 1 and 2, Schedule 25 ref. 3 and Schedule 4 ref. 2, respectively, shall not be aggregated or otherwise counted for purposes of determining whether the Basket Amount has been reached.
The Sellers shall have no claim for indemnification or contribution against the Company.

Neither the Sellers nor the Buyer shall be entitled to set-off any amount to which it (or they) may be entitled under this Clause 8 against any amount otherwise payable to the other, except as otherwise agreed by the relevant Parties.
9. ACTION BY THE COMPANY
If any actions of the Parties in the transactions contemplated by this Agreement are to be taken by the Company, the Sellers agree to cause the Company to take any such action.
10. MISCELLANEOUS
10.01.	Publicity

No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by both Parties, except to the extent required by applicable law or NASDAQ. Schedule 26 sets forth a draft press release to be released upon Completion.
10.02.	Representative

The Sellers hereby appoint Lawfirm Haavind Vislie DA, Lawyer Hanne Ombudstvedt, as their agent for the purpose of acting on their behalf in connection with this Agreement, all agreements contemplated hereby (not including the Distribution Agreements) all amendments to the foregoing, and all matters pertaining hereto, including, without limitation, the receipt and giving of notices, the giving of instructions, the execution and delivery of any and all documents, including all agreements contemplated hereby and consents, and all other matters upon which the Sellers are obligated or permitted to take action pursuant to this Agreement or the agreements contemplated hereby, hereby confirming and ratifying any and all such actions that may be taken by the Representative pursuant to the authority granted hereby.

The Sellers hereby agree and confirm that the aforesaid appointment is coupled with an interest and shall be irrevocable and that the Buyer shall be authorized to rely upon the actions of the Representative in acting for and on behalf of the Sellers with respect to the matters contemplated by this Agreement. (The Sellers may change Representative, effective when written notice from the Representative of his resignation or removal has been received by Buyer and the Buyer has received written notice from the successor Representative accepting such appointment.) The Sellers hereby further agree and confirm that receipt of notice by the Representative shall constitute receipt of such notice by the Sellers, and that the Buyer shall not have any duty, obligation or responsibility to deliver any notice to the Sellers (other than to the Representative) or accept, comply with or act upon the instructions of the Sellers (other than those of the Representative). Each of the Sellers hereby authorizes the Representative to receive the payment of the Consideration in the manner contemplated by Clause 2.03.
10.03.	Notices

Any notices, requests, demands and other communication required or permitted hereunder shall be in writing, in the English language, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person by overnight courier service, by confirmed telecopy or by prepaid registered or certified mail to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Clause 10.03.):
	(i)	if to the Sellers or the Representative (subject to Clause 10.2.), to:
Advokatfirma Haavind Vislie DA Rådhusgaten 27 0158 Oslo Norway Facsimile no.: + 47 22 40 21 01 Attention: Hanne Ombudstvedt, Esq.
	(ii)	if to the Buyer, to:
Ticketmaster UK Limited 48 Leicester Square London WC2H 7LR England Facsimile No.: +44-207-915-0418 Attention: Managing Director
and
Ticketmaster 3701 Wilshire Boulevard 9th Floor Los Angeles, California 90010 U.S.A. Facsimile No.: 001-213-382-2416 Attention: Mr. Terry Barnes and Daniel R. Goodman, Esq.

and for information purposes only with copies to:
Arntzen de Besche Advokatfirma AS P.O. Box 1424 N-0115 Oslo Norway Facsimile No.: +47-23-89-40-01 Attention: Trond Vernegg, Esq.
and
Neal, Gerber & Eisenberg Two North LaSalle Street Suite 2200 Chicago, Illinois 60602 U.S.A. Facsimile No.: 001-312-269-1747 Attention: Claudia H. Allen, Esq.
10.04.	Waivers and Amendments

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by or on behalf of all Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
10.05.	Binding Effect; No Assignment

This Agreement is not assignable except by operation of law. The Buyer may, however, assign and transfer all his rights and obligations under this Agreement (a) to an Affiliate which may again transfer such rights and obligations to another Affiliate of the Buyer (such ownership may be direct or indirect, i.e. through another Subsidiary) provided that, prior to Completion, the Buyer shall remain jointly and severally liable with such wholly owned Subsidiary for all the Buyer's obligations contained in this Agreement, and (b) following Completion, to any entity which succeeds to all or substantially all of the equity or assets of the Buyer.
10.06.	Governing Law and Arbitration
10.06.01.	This Agreement shall be governed and construed in accordance with the laws of Norway.
10.06.02.
Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby shall be finally settled by arbitration pursuant to chapter 32 of the Norwegian Civil Procedure Act of 1915, as then in effect, except as it may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be in Oslo, Norway and it shall be conducted in the English language.

The arbitration shall be conducted by three arbitrators. The party initiating arbitration, who shall be either the Buyer or the Representative (the "Claimant"), shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator as promptly as possible, but no later than sixty (60) days after receipt of the Request, and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such sixty (60)-day period, such arbitrator shall be appointed by the Oslo City Court. The two arbitrators so appointed shall appoint a third arbitrator within sixty (60) days after the appointment of the Respondent's arbitrator. When the third arbitrator has been so appointed and accepted the appointment, the arbitrators appointed by or on behalf of the Claimant and Respondent shall promptly notify the parties of the appointment of the third arbitrator.

If the two arbitrators appointed by or on behalf of the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, then the appointment of the third arbitrator shall be made by the Chief Justice of the Oslo City Court who shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as Chairman of the panel.

Each party submits exclusively to the jurisdiction of such arbitration panel in any dispute, controversy or claim referred to above and agrees that all such disputes, controversies or claims may be heard and determined by any such panel. Each party agrees to bring any action or proceeding relating to any such dispute, controversy or claim exclusively in such forum and in accordance with the terms of this Section.

Each of the parties waives any defence of inconvenient forum or improper forum based on lack of venue to the maintenance of any action or proceeding so brought. The arbitral award shall be in writing and shall be final and binding on the parties.
The panel of arbitrators shall award costs pursuant to the Norwegian Civil Procedure Act of 1915, as then in effect.
10.07.	Severability

The provisions hereof shall to the greatest extent possible be interpreted in such a manner as to comply with applicable law as set forth in Clause 10.06., but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of the Agreement shall not be affected thereby but shall remain in full force and effect and be binding upon the Parties.
10.08.	Schedules

The Schedules are part of this Agreement as if fully set forth herein. All references herein to Clauses, sub-clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
10.09.	Entire Agreement

This Agreement and any other agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the purchase of the Shares and related transactions, and supersede all prior agreements, written or oral, between or among them with respect thereto.

10.10.	Counterparts

This Agreement may be executed by the Parties hereto in four-4-separate counterparts, each of which when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

For and on behalf of Posten Norge BA:

For and on behalf of Reitan Narvesen ASA:

For and on behalf of Scandinavia Online AS:

For and on behalf of Ticketmaster UK Limited:

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EXHIBIT 2.15
SHARE TRANSFER AGREEMENT relating to BILLETTSERVICE AS
TABLE OF CONTENTS
SCHEDULES
SHARE TRANSFER AGREEMENT